Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Seifert and Harry A. Wolin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Rory P. Read	President and Chief Executive Officer, Director	February 9, 2012
Rory P. Read

/s/ Thomas J. Seifert	Senior Vice President and Chief Financial Officer	February 9, 2012
Thomas J. Seifert

/s/ WM Barnes	Director	February 9, 2012
W. Michael Barnes

/s/ John E. Caldwell	Director	February 9, 2012
John E. Caldwell

/s/ Henry WK Chow	Director	February 9, 2012
Henry WK Chow

/s/ Bruce L. Claflin	Chairman of the Board	February 9, 2012
Bruce L. Claflin

/s/ Craig A. Conway	Director	February 8, 2012
Craig A. Conway

/s/ Nicholas M. Donofrio	Director	February 9, 2012
Nicholas M. Donofrio

/s/ H. Paulett Eberhart	Director	February 9, 2012
H. Paulett Eberhart

/s/ Waleed Muhairi	Director	February 9, 2012
Waleed Muhairi

/s/ RB Palmer	Director	February 9, 2012
Robert B. Palmer